ADDENDUM TO THE DEBENTURES

     This Addendum to the Debentures (this "Addendum"), dated as of February 17th, 2003 (the "Modification Date"), is made by and among Visual Bible International, Inc., a Florida corporation (the "Corporation") and each Lender signatory hereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Debentures.

                              RECITALS:

     A. The Corporation has executed and delivered a Debenture to each of Augusta Holding, Inc., Arthur Kleinstein, Zivojin Maznic, Ronald Prosserman, Red Brook Developments Limited, Beverly Reisman, Ruth Reisman Limited, George N. Steels, (collectively, the "Group A Lenders") and to each of AGF Growth Equity Fund, GWL Growth Equity Fund, London Life Growth Equity Fund, IG AGF Diversified Growth Fund, IG AGF Diversified Growth Class, Patrick McDougall and Stanley Nashen (collectively, the "Group B Lenders). Hereinafter, the Group A Lenders and the Group B Lenders are collectively referred to as the "Lenders".

     B. As of the Modification Date, the Group A Lenders HAVE NOT advanced the Maximum Principal Amount under the Debentures held by the Group A Lenders.

     C. As of the Modification Date, the Group B Lenders HAVE advanced the Maximum Principal Amount under the Debentures held by the Group B Lenders.

     D. The Book of John, Inc. (hereinafter, "TBJ" or the "Canadian Co Producer") is an Ontario, Canada corporation and is a wholly owned Subsidiary of Visual Bible International (Canada), Inc. ("VBI Canada"). VBI Canada is an Ontario, Canada corporation and is a wholly owned Subsidiary of the Corporation. TBJ is currently negotiating a Production credit facility (the "RBC Facility") with Royal Bank of Canada ("RBC"), but TBJ does not expect the RBC Facility to be concluded prior to the Modification Date.

     E. In order to fund the certain capital requirements of TBJ associated with the Production prior to the conclusion by TBJ of the RBC Facility, the Corporation and the Lenders have agreed to modify the Debentures in accordance with the terms of this Addendum in exchange for the Royalty (as hereinafter defined) and the Additional Security (as hereinafter defined).

                             AGREEMENTS:

     In consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Interim Advance.

      (a) Each Group A Lender shall, in the manner provided herein, make one or more Advances (each, an "Interim Advance") up to the aggregate amount of US$1,000,000.00 (the "Maximum Interim Advance Amount"), provided that prior to any obligation upon the Group A Lenders to make any such Interim Advance, the Corporation shall have provided the certificate, executed by the Responsible Officer, as required by paragraph 2(e) of the Debenture. Except as set forth in paragraph 1.(h), the Group A Lenders shall have no obligation to make the Initial Marketing Advance or any Subsequent Marketing Advances.

      (b) The Responsible Officer shall be entitled to make a written demand (each, an "Interim Advance Demand") simultaneously upon all Group A Lenders for an Interim Advance in the amount set forth in the Interim Advance Demand, provided no Interim Advance Demand shall include a request for an Interim Advance in an amount less than US$150,000.00. In the event that any such Interim Advance Demand is made upon the Group A Lenders, each Group A Lender shall be required to make an Interim Advance to the Corporation within three (3) business days of receipt of any such Interim Advance Demand in an amount (the "Group A Lender's Pro Rata Percentage") determined by multiplying (x) the amount of the Interim Advance requested in any such Interim Advance Demand by (y) the quotient resulting from the division of (i) the Maximum Principal Amount of such Group A Lender's Debenture by (ii) the sum of the Maximum Principal Amounts of all of Debentures held by the Group A Lenders; provided that, in no event shall the Group A Lenders be required to make Interim Advances in excess of the Maximum Interim Advance Amount.

      (c) The Corporation acknowledges and agrees that the obligation of each Group A Lender to make Interim Advances is several, not joint, and the failure any Group A Lender to make one or more Interim Advances shall not result in any liability to any other Lender. The Group A Lenders acknowledge and agree that in the event that any Group A Lender fails to make any such Interim Advance, then such Group A Lender shall not be entitled to any Royalty that would otherwise have been paid to such Group A Lender had such Group A Lender made the required Interim Advance.

      (d) The Group A Lenders shall only be obligated to make Interim Advances so long as no Default exists under the Debentures at the time the Interim Advance Demand is received by the Group A Lenders. The parties agree that the Interim Advances shall only be used for Production Expenses.

      (e) Interest on a Group A Lender's Interim Advances made from time to time pursuant hereto shall accrue at the rate of 15% per annum calculated on the basis of a 365 day year and the number of days actually elapsed. Unpaid Interest shall compounded annually. Such Interest shall accrue from the date upon which the Corporation receives an Interim Advance from a Group A Lender until the date upon which the Interim Advances by such Group A Lender have been repaid.

      (f) Any and all amounts of Interim Advances outstanding from time to time shall be paid in accordance with the terms of Section 7(b) of the Debentures, as if such Interim Advances were Initial Marketing Advances or Subsequent Marketing Advances under the Debentures.

      (g) The Corporation agrees, to the extent permitted by the RBC Facility, that it shall cause TBJ to repay any outstanding Interim Advances from the proceeds, if any, derived from the RBC Facility. Likewise, the Corporation agrees that all such Interim Advances shall be repaid prior to the time that it shall be authorized to repay any other amounts outstanding under the Debentures.

      (h) At such time as all or any portion of the Interim Advances are repaid, then the obligation upon the Group A Lenders to make the Initial Marketing Advance and the Subsequent Marketing Advances in the manner required under the Debentures shall be reinstated up to an amount equal to the difference between (x) the aggregate amount of the Initial Marketing Advance and the Subsequent Marketing Advances and (y) the then outstanding amount of the Interim Advances (the "Remaining Marketing Amount"). At such time as the obligation to make the Initial Marketing Advance and the Subsequent Marketing Advances is reinstated, the Group A Lenders shall have no further obligation to make any Interim Advances and the obligation upon each Group A Lender to Advance shall be limited to the such Group A Lender's pro rata portion of the Remaining Marketing Amount.

     2. Representations and Warranties. The representations and warranties of the Corporation as set forth in: (i) Section 3 of the Subscription Agreements, dated as of December 24, 2002, between the Corporation and the Group A Lenders and (ii) Section 6 of the Debentures, shall be true and correct in all material respects as of the date hereof and as of the date of each Interim Advance.

     3.   Royalty Payments.

      (a) In consideration for (i) the agreement by the Group A Lenders to make the Interim Advances available on the terms and conditions set forth herein and (ii) the Group B Lenders early advancement of the Maximum Principal Amounts set forth in their Debentures, the Corporation shall cause a royalty per DVD Unit sold to United States and Canadian Sources (the "Royalty") to be paid to the Lenders in the manner as set forth hereinafter and calculated as follows:

          (1) If the aggregate amount of the Interim Advances obtained by the Corporation is less than US$500,000 and such Interim Advances are outstanding for a period of fifteen (15) days or less, then the Royalty shall be equal to US$0.40 for each DVD Unit sold;

          (2) If the Interim Advances obtained by the Corporation are outstanding for a period of more than fifteen (15) days but less than thirty one (31) days, then, notwithstanding the amount of Interim Advances obtained by the Corporation from the Group A Lenders, the Royalty shall be equal to US$0.50 for each DVD Unit sold;

          (3) If the Interim Advances obtained by the Corporation are outstanding for a period of more than thirty (30) days but less than sixty one (61) days, then, notwithstanding the amount of Interim Advances obtained by the Corporation from the Group A Lenders, the Royalty shall be equal to US$0.75 for each DVD Unit sold;

          (4) If the Interim Advances obtained by the Corporation are outstanding for a period of more than sixty (60) days but less than ninety one (91) days, then, notwithstanding the amount of Interim Advances obtained by the Corporation from the Group A Lenders, the Royalty shall be equal to US$1.00 for each DVD Unit sold; and

          (5) If the Interim Advances obtained by the Corporation are outstanding for a period of more than ninety (90) days then, notwithstanding the amount of Interim Advances obtained by the Corporation from the Group A Lenders, the aggregate Royalty shall be equal to: (i) US$4.00 for the first 250,000 DVD Units sold; and (ii) US$1.00 for each DVD Unit sold thereafter.

      (b) Once the Royalty rate is determined in accordance with paragraph 3.(a), the Corporation shall cause payment of the Royalty as follows:

          (1) All payments of the Royalty from the Royalty Retained Portion (as defined in paragraph 3.(b)(2), below) to each Lender in an amount (the "Pro Rata Royalty Portion") determined by multiplying (x) the Royalty Retained Portion by
     (y) the quotient resulting from the division of (i) the Existing Principal Amount advanced under a particular Lender's Debenture as of any particular payment date by (ii) the Existing Principal Amounts advanced under all of the Debentures as of such payment date.

          (2) The Corporation agrees that it will cause, by an irrevocable instruction in the form attached hereto as Exhibit 3.(b)(2) sent immediately after the Royalty is finally determined in accordance with paragraph 3.(a), each Fulfillment Corporation utilized by the Corporation in connection with sales of the DVD Units from United States and Canadian sources to segregate a portion of the proceeds derived from the sale of each DVD Unit from United States and Canadian sources (the "Royalty Retained Portion") in the amount of United States Dollars necessary to pay the Royalties, or, in the event that proceeds of any such sale are in Canadian Dollars (the "Canadian Royalty Retained Portion"), then the Canadian Royalty Retained Portion shall be an amount of Canadian Dollars equal to the United States Dollar equivalent of Canadian Dollars necessary to pay the Royalties, and the Fulfillment Corporation shall be obligated to cause the Canadian Royalty Retained Portion to be converted into United States Dollars, and to pay Lender therefrom Lender's Pro Rata Royalty Portion thereof (each such payment to Lender of Lender's Pro Rata Royalty Portion of the Royalty Retained Portion being defined as a "Royalty Fulfillment Payment"). Corporation shall cause each Fulfillment Corporation so utilized by the Corporation to commence such Royalty Fulfillment Payments not later than the tenth day of the month commencing with the first month after receipt by each such Fulfillment Corporation of any proceeds derived from the sale of any DVD Unit from United States and Canadian sources, and such Royalty Fulfillment Payments shall continue to be made on the tenth day of each subsequent month thereafter until the earlier to occur of: (i) Royalties are no longer payable hereunder; or (ii) the time that such Fulfillment Corporation no longer derives any proceeds from the sale any DVD Unit from United States and Canadian sources. The Royalty Retained Portion shall be in addition to, and not in lieu of, the Unit Retained Portion required to be segregated pursuant to the terms of the Debenture.

     4.   Security.

      (a) In addition to the provisions of paragraph 9 of the Debentures, as additional security for the payment of the amounts owing under the Debentures and for the payment of the Royalty (the "Additional Security"), the Corporation will cause VBI Canada and TBJ, as applicable, to provide, after the Modification Date, and in form and substance reasonably satisfactory to the Lenders, the following security instruments (collectively, the "Additional Security Instruments") to the Lenders:

          (1) a Guarantee and Postponement issued by VBI Canada in favor of the Lenders in respect of (i) the obligations of the Corporation under the Debentures and (ii) the other documents delivered by the Corporation in connection with the financing of the Production (the "Transaction Documents");

          (2) a Guarantee and Postponement issued by the Canadian Co Producer in favor of the Lenders in respect of (i) the obligations of the Corporation under the Debentures and (ii) the other documents delivered by the Corporation in connection with the financing of the Production (the "Transaction Documents");

          (3) a Guarantee and Postponement issued by the Gospel of John Limited (the "UK Co-Producer") in favor of the Lenders in respect of the obligations of the Corporation under the Transaction Documents;

          (4) a UK Deed of Guarantee issued by the UK Co-Producer in favor of the Lenders in respect of the obligations of the Corporation under the Transaction Documents;

          (5) a General Security Agreement (a "GSA") issued by VBI Canada in favor of the Lenders;

          (6) a GSA issued by the Canadian Co-Producer in favor of the Lenders;

          (7) a GSA issued by the UK Co-Producer in favor of the Lenders;

          (8) a UK Charge issued by the UK Co-Producer in favor of the Lenders;

          (9)   a Co-Producer Acknowledgment issued by the UK
     Co-Producer in favor of the Lenders;

          (10) an assignment from the Canadian Co-Producer in favor of the Lenders, of all proceeds of (i) the Canadian Film or Video Production Tax Credit for the Production (the "Federal Tax Credit") and (ii) the Ontario Film and Television Tax Credit for the Production (the "Ontario Tax Credit"), (hereinafter, the Federal Tax Credit and the Ontario Tax Credit shall collectively be referred to as the "Tax Credits") together with (x) payment directions from the Co-Producers to CAVCO, the Canada Customs and Revenue Agency ("CCRA"), the OMDC and the Ontario Ministry of Finance ("Finance") and (ii) powers of attorney from the Co-Producers in favor of the Lenders, which will permit the Lenders to take over the application process for the Tax Credits in the event of any default by the Co-Producers (the "Powers of Attorney");

          (11)  a Copyright Mortgage and Assignment; Power of
     Attorney from the Canadian Co Producer in favor of the Lenders in respect of the Production;

          (12)  a Copyright Mortgage and Assignment; Power of
     Attorney from the UK Co Producer in favor of the Lenders in respect of the Production;

          (13) an undertaking to comply with the clearance procedures required by the carrier of the Errors and Omissions Insurance for the Production given by the Co-Producers in favor of the Lenders;

          (14)  a consent to communicate with certain
     counterparties, such as CAVCO, the CCRA, the OMDC, Finance, RBC and CinemaVault Releasing, Inc., ThinkFilm LLC, the Corporation, CIDIF Entertainment Group SPA, the Department of Media, Culture and Sport (U.K.) Telefilm Canada and Grosvenor Park Productions UK Limited (each a "Counterparty") given by the Co-Producers in favor of the Lenders;

          (15) a pledge of securities by the Corporation in favor of the Lenders in respect of all of the capital stock of VBI
     Canada owned by the Corporation;

          (16) a pledge of securities by the VBI Canada in favor of the Lenders in respect of all of the capital stock of the Canadian Co Producer owned by VBI Canada;

          (17) a notice of assignment and payment direction in respect of each Funding Agreement signed by the Co-Producers and acknowledged by the applicable Counterparty;

          (18) subordination agreements or intercreditor agreements with any creditor of the Corporation, VBI Canada, the Canadian Co Producer or the UK Co Producer that has a registered or possessory lien ranking prior to the security interests granted in favor of the Lenders;

          (19) such other documents, opinions and materials as the Lenders or their counsel may reasonably require;

          (20) a certificate of insurance for the Entertainment Package Insurance for the Production, naming each Lender as an additional loss payee, with an acceptable endorsement regarding no cancellation of such policy without ten (10) days prior written notice;

          (21) a certificate of insurance for the Comprehensive General Liability Insurance for the Production, naming each Lender as an additional insured, with an acceptable endorsement regarding no cancellation of such policy without ten (10) days prior written notice;

          (22)  a certificate of insurance for the Umbrella
     Liability Insurance for the Production, naming each Lender as an additional insured, with an acceptable endorsement regarding no cancellation of such policy without ten (10) days prior written notice;

          (23) a certificate of insurance for the Errors and Omissions Insurance for the Production, each Lender as an additional insured, with an acceptable endorsement regarding no cancellation of such policy without ten (10) days prior written notice;

          (24) laboratory pledgeholder agreements from each production facility, post-production facility and bonded storage facility that may come into possession of the physical elements of the Production;

          (25) satisfactory opinions from Ontario counsel to the Co-Producers and VBI Canada, relating to: (i) the incorporation and subsistence of the Canadian Co-Producer and VBI Canada;
     (ii) the issued and outstanding shares in the capital of the Canadian Co-Producer and VBI Canada; (iii) the authorization, execution and delivery of the Chain of Title Documents and the Ontario Security Documents by the Canadian Co-Producer and VBI Canada; (iv) the creation of security interests over the assets of both Co-Producers and VBI Canada by the Ontario Security Documents; (v) the perfection of such security interests by registration of the Personal Property Security Act (the "PPSA") financing statements against both Co-Producers and VBI Canada;
     (vi) the absence of conflict between the Chain of Title Documents and the Ontario Security Documents and (x) the constating documents of the Canadian Co-Producer and VBI Canada, (y) any Ontario or Canadian law applicable to either Co-Producer or VBI Canada and (z) any agreement, indenture or other instrument governing the affairs of the Canadian Co-Producer or VBI Canada; (vii) the absence of any litigation against the Co-Producers and VBI Canada; and (viii) the enforceability of the Chain of Title Documents and the Ontario Security Documents against the Co-Producers and VBI Canada.

          (26) satisfactory opinions from UK counsel to the Co-Producers relating to: (i) the incorporation and subsistence of the UK Co-Producer; (ii) the issued and outstanding shares in the capital of the UK Co-Producer; (iii) the authorization, execution and delivery of the Chain of Title Documents, the Ontario Security Documents and the UK Security Documents by the UK Co-Producer; (iv) the creation of security interests over the assets of the UK Co-Producer by the UK Security Documents;
     (v) the perfection of such security interests by registration of the UK Charge; (vi) absence of conflict between the Chain of Title Documents and the Ontario Security Documents and (x) the constating documents of the UK Co-Producer, (y) any UK law applicable to the UK Co-Producer and (z) any agreement, indenture or other instrument governing the affairs of the UK Co-Producer; (vii) the absence of any litigation against the UK Co-Producer; and (viii) the enforceability of the UK Security Documents against the UK Co-Producer.

          (27) satisfactory opinions from US counsel to the Corporation relating to: (i) the incorporation and subsistence of the Corporation; (ii) the issued and outstanding shares in the capital of the Corporation; (iii) the authorization, execution and delivery of the pledge of its shares of VBI Canada; and (iv) the authorization, execution, delivery and enforceability of any amendments to the Related Agreements.

          (28) satisfactory chain of title opinions from Ontario counsel to the Co-Producers confirming that the Chain of Title Documents provide the Co-Producers with sufficient rights to develop, produce and exploit the Production.

          (29) satisfactory opinions regarding corporate matters relating to the Canadian Co-Producer, the UK Co-Producer and the Corporation;

          (30) copies of the applications to register the copyright in the screenplay for the Production with the Canadian
     Intellectual Copyright Office and the U.S. Copyright Office;

          (31) a financing statement registered under the PPSA against VBI Canada in favor of the Lenders;

          (32) a financing statement registered under the PPSA against the Canadian Co Producer in favor of the Lenders;

          (33) a financing statement registered under the PPSA against the UK Co Producer in favor of the Lenders; and

          (34) a completion guarantee issued by an acceptable third party completion guarantor, together with a loss payee endorsement from the re-insurer of such completion guarantor; provided, however, that such completion guarantee shall only be required upon the earlier of (i) the closing of the RBC
     Facility and (ii) March 31, 2003.

      (b) The Additional Security Instruments shall be provided to the Lenders within fifteen (15) business days after the Modification Date, and the failure to do so shall be a Default under the Debentures. In the event of a Default, all amounts advanced pursuant to the Debentures, including all Interim Advances made hereunder, and all Interest thereon, shall become immediately due and payable to the Lenders by the Corporation.

      (c) The Lenders acknowledge that one or more Lenders or their affiliates may be required to guarantee a portion of the RBC Facility (the "RBC Guarantor"). To the extent that such guarantee is required, the Lenders agree to subordinate their security interest provided hereunder in the Production to the RBC Guarantor to the extent that such RBC Guarantor is required to make a payment to RBC under its guarantee; provided that the RBC Guarantor and the Lenders enter into an intercreditor agreement in form and substance satisfactory to the Lenders and the RBC Guarantor.

      (d) Simultaneously with the repayment in full of the Interim Advances, and assuming the RBC Facility is consummated, the Lenders agree to subordinate their security interest provided hereunder in the Production to RBC, provided that RBC and the Lenders enter into an intercreditor agreement in form and substance satisfactory to the Lenders.

     5. Modification of Paragraph 6 (j). Paragraph 6 (j) of the Debenture is deleted in its entirety and is replaced by the following:

     The Corporation shall not execute any contract or agreement that would obligate Corporation to pay from proceeds received by it from the direct market sale price of the DVD Units from United States and Canadian sources any amount in excess of US$23.00 plus the amounts necessary to pay the Royalties and the amount necessary to pay royalties, if any to the RBC Guarantor, unless such obligation is approved by the holders of a majority (based upon the then Existing Principal Amount under the Debentures which gave rise to the Facility Proceeds) of the Debentures.

     6.   Addition of Paragraph 18.  Paragraph 18 is added to the
Debentures as follows:

     It shall be a default hereunder if Corporation shall become insolvent, make an assignment for the benefit of creditors, call a meeting of creditors to obtain any general financial accommodation, or if any case under any provision of the Bankruptcy Code, or any other bankruptcy, insolvency, moratorium or other similar law, shall be commenced by or against the Corporation, or if a receiver shall be appointed for all or any material portion of the assets of the Corporation and same shall not have been discharged within thirty (30) days.

     7.   Conflict; Ratification.   The Corporation and the Lenders
acknowledge and agree that the Debenture is in full force and effect and binding upon the Corporation and the Lenders according to the terms thereof without modification, except as specifically modified by this Addendum. Except as specifically modified hereby, all covenants, terms, obligations and conditions of the Debenture are hereby ratified and confirmed. In the event of a conflict between this Addendum and the Debentures then this Addendum shall control.

     8.   Execution.   This Addendum may be executed in two or more
counterparts and shall be deemed to be fully executed when the Corporation and each of the Lenders has signed at least one copy hereof. A faxed copy of this Addendum bearing the signature of a party shall be deemed acceptable for purposes of execution hereof; provided, however, that each party shall promptly provide each other party with an originally executed copy.
                  (Signatures Appear On Next Pages)

     IN WITNESS WHEREOF, the parties hereto have executed this Addendum effective on and as of the Modification Date.


                     Visual Bible International, Inc.



                     By: _______________________________
                                      Harold Kramer, Executive Vice
                                      President and Chief Financial
                                      Officer


     This terms and conditions of this Addendum relating to The Book of John, Inc. are acknowledged and agreed to effective on and as of the Modification Date.


                     The Book of John, Inc.



                     By: _______________________________
                                Harold Kramer, Executive Vice
                                President
             (Lender Counterpart Signature Page Follows)
                  COUNTERPART LENDER SIGNATURE PAGE


     IN WITNESS WHEREOF, the parties hereto have executed this Addendum effective on and as of the Modification Date.



                     Lender:



                     ___________________________________
                     (Name of Lender)



                     ___________________________________
                     (Signature)



                     ___________________________________
                     (Title, if applicable)